Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129846) pertaining to Savings Banks Employees Retirement Association 401(k) Plan as adopted by Legacy Banks, of our report dated July 14, 2008, with respect to the financial statements and schedules of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Legacy Banks, included in this Annual Report (Form 11-K) for the years ended December 31, 2007 and 2006.

/s/ Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

July 14, 2008
Boston, MA